Exhibit 99.2

ARCH WIRELESS, INC.

ARCH WIRELESS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$34,207	$34,582
Accounts receivable, net	20,363	26,052
Deposits	6,387	6,776
Prepaid rent	454	514
Prepaid expenses and other	9,847	7,381
Deferred income taxes	30,206	30,206

Total current assets	101,464	105,511

Property and equipment	395,613	394,436
Less accumulated depreciation and amortization	(202,430)	(180,563)

Property and equipment, net	193,183	213,873

Assets held for sale	658	1,139
Intangible and other assets, net	3	3
Deferred income taxes	189,346	189,346

	$484,654	$509,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$40,000	$20,000
Accounts payable	5,816	8,836
Accrued compensation and benefits	8,584	17,820
Accrued network costs	7,345	7,893
Accrued property and sales taxes	8,196	10,076
Accrued interest	3,017	1,520
Accrued restructuring charges	11,467	11,481
Accrued other	7,445	8,104
Customer deposits and deferred revenue	23,611	25,477

Total current liabilities	115,481	111,207

Long-term debt, less current maturities	—	40,000

Deferred income taxes payable	3,265	—

Other long-term liabilities	5,740	4,042

Stockholders’ equity:
Common stock — $0.001 par value	2	2
Additional paid-in capital	340,143	339,928
Deferred stock compensation	(2,209)	(2,682)
Retained earnings	22,232	17,375

Total stockholders’ equity	360,168	354,623

	$484,654	$509,872

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARCH WIRELESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$123,659	$164,753
Operating expenses:
Cost of products sold (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	938	1,658
Service, rental, and maintenance (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	38,988	50,135
Selling (exclusive of stock based and other compensation shown separately below)	9,068	12,494
General and administrative (exclusive of depreciation, amortization and stock based and other compensation shown separately below)	31,117	49,092
Depreciation and amortization	26,309	33,223
Stock based and other compensation	2,938	2,195
Restructuring charge	3,018	—

Total operating expenses	112,376	148,797

Operating income	11,283	15,956
Interest expense, net	(3,329)	(5,646)
Other income, net	168	10

Income before income tax expense	8,122	10,320
Income tax expense	(3,265)	(4,249)

Net income	$4,857	$6,071

Basic net income per common share	$0.24	$0.30

Diluted net income per common share	$0.24	$0.30

Basic weighted average common shares outstanding	20,000,000	20,000,000

Diluted weighted average common shares outstanding	20,078,213	20,000,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARCH WIRELESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$4,857	$6,071
Adjustments to reconcile net income to net cash Provided by operating activities:
Depreciation and amortization	26,309	33,223
Accretion of long-term debt	—	3,167
Amortization of stock based compensation	688	448
Deferred income tax expense	3,265	4,249
(Gain) loss on disposals of property and equipment	(109)	49
Other income	(56)	—
Provisions for doubtful accounts and service adjustments	2,336	8,685
Changes in assets and liabilities:
Accounts receivable	3,353	(705)
Prepaid expenses and other	(2,017)	9,205
Accounts payable and accrued expenses	(13,860)	(11,883)
Customer deposits and deferred revenue	(1,866)	(1,341)
Other long-term liabilities	1,620	39

Net cash provided by operating activities	24,520	51,207

Cash flows from investing activities:
Additions to property and equipment	(5,701)	(3,416)
Proceeds from disposals of property and equipment	750	2,145
Receipts from note receivable	56	59

Net cash used for investing activities	(4,895)	(1,212)

Cash flows from financing activities:
Repayment of long-term debt	(20,000)	(26,740)

Net cash used for financing activities	(20,000)	(26,740)

Net increase (decrease) in cash and cash equivalents	(375)	23,255
Cash and cash equivalents, beginning of period	34,582	37,187

Cash and cash equivalents, end of period	$34,207	$60,442

Supplemental disclosures:
Interest paid	$1,903	$919
Asset retirement obligations	$—	$1,244

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARCH WIRELESS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(a) Preparation of Interim Financial Statements — The consolidated financial statements of Arch Wireless, Inc. (“Arch” or the “Company”) have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The financial information included herein, other than the consolidated balance sheet as of December 31, 2003, has been prepared without audit. The consolidated balance sheet at December 31, 2003 has been derived from, but does not include all the disclosures contained in, the audited consolidated financial statements for the year ended December 31, 2003. In the opinion of management, these unaudited statements include all adjustments and accruals consisting only of normal recurring adjustments, which are necessary for a fair presentation of the results of all interim periods reported herein. These consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in Arch’s Annual Report on Form 10-K for the year ended December 31, 2003. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for a full year.

(b) Risks and Other Important Factors — Based on current and anticipated levels of operations, Arch’s management anticipates that net cash provided by operating activities, together with the $34.2 million of cash on hand at March 31, 2004, will be adequate to meet its anticipated cash requirements for the foreseeable future.

     In the event that net cash provided by operating activities and cash on hand are not sufficient to meet future cash requirements, Arch may be required to reduce planned capital expenditures, sell assets or seek additional financing. Arch can provide no assurances that reductions in planned capital expenditures or proceeds from asset sales would be sufficient to cover shortfalls in available cash or that additional financing would be available or, if available, offered on acceptable terms.

     Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, particularly the decreased demand for our messaging services. If the rate of decline of messaging units in service exceeds Arch’s expectations, its revenues will be negatively impacted, and such impact could be material. Arch’s plan to consolidate its networks may also negatively impact revenues as customers may experience a reduction in, and possible disruptions of, service in certain areas. Arch may be unable to adjust spending in a timely manner to compensate for any future revenue shortfall. It is possible that, due to these fluctuations, Arch’s revenue or operating results may not meet the expectations of investors and creditors, which could impair the value of its debt and equity securities.

(c) Proposed Merger — On March 29, 2004 Arch announced the execution of a definitive merger agreement with Metrocall Holdings, Inc. (“Metrocall”). Under terms of the merger agreement, a new holding company will be formed to own both Arch and Metrocall. In the aggregate, Metrocall common stockholders will receive $150 million in cash pursuant to a cash election and 27.5% of the shares of the new holding company’s common stock. Under the cash election, Metrocall shareholders will be entitled to elect to receive cash in the amount of $75.00 per Metrocall share for up to two million Metrocall shares. The remaining approximately four million fully diluted Metrocall shares will be converted into 27.5% of the new holding company’s outstanding common stock. To the extent that cash elections are made in respect of a number greater than or less than two million shares, the merger consideration will be adjusted on a pro rata basis so that two million of Metrocall’s outstanding shares are exchanged for cash.

     Arch shareholders will receive one share of new holding company common stock for each share of Arch common stock they own. Based on Arch’s outstanding shares and options as of April 20, 2004, 20,249,996 shares and options of the new holding company would be issued to Arch stakeholders. This amount consists of 19,721,317 shares currently outstanding, 278,683 shares remaining to be issued pursuant to Arch’s plan of reorganization and options to purchase 249,996 shares of Arch common stock issued to certain members of the board of directors which will become fully vested on May 29, 2004. The current balance of outstanding shares above includes 633,001 shares of restricted stock issued to certain members of management that are currently subject to repurchase and other restrictions. On May 29, 2004, restrictions related to 316,999 of these shares will no longer be applicable, leaving 316,002 shares subject to these restrictions, including possible repurchase prior to May 29, 2005. If all 316,002 shares were repurchased, Arch shareholders would receive 19,933,994 shares of the new holding company’s common stock and Metrocall’s shareholders would receive 7,560,515 shares of the new holding company’s common stock, reflecting an exchange ratio of 1.876 new holding company shares for each Metrocall share.

     Arch and Metrocall intend that the merger will qualify as a tax-free reorganization to the extent that shareholders receive stock rather than cash. Upon completion of the merger, Arch shareholders will own approximately 72.5% and Metrocall shareholders will own approximately 27.5% of the new company on a fully diluted basis.

     Arch expects the new holding company will incur up to $150.0 million of indebtedness to provide the funds necessary to purchase the two million Metrocall shares subject to the cash election referred to above. If such financing is not available or is not available on acceptable terms, the merger may be abandoned by either Arch or Metrocall.

     Arch expects the merger, which has been approved by the boards of directors of Arch and Metrocall, but is subject to regulatory review, shareholder approval and other third-party consents, to be completed in the second half of 2004.

(d) Long-lived Assets — Intangible and other assets were comprised of the following at March 31, 2004 and December 31, 2003 (in thousands):

		Gross
	Useful	Carrying	Accumulated
	Life	Amount	Amortization	Net Balance
Purchased subscriber lists	3 yrs	$3,547	$3,547	$—
Purchased Federal Communications Commission licenses	5 yrs	2,119	2,119	—
Other		3	—	3

		$5,669	$5,666	$3

     Aggregate amortization expense for intangible assets for the three months ended March 31, 2004 was zero. The balance of Arch’s intangible assets were fully amortized in 2003, therefore there is no additional amortization expense to recognize in future periods.

     (e) Restructuring Charges — In 2003 and the three month period ended March 31, 2004, Arch recorded restructuring charges of $11.5 million and $3.0 million, respectively, related to certain lease agreements for transmitter locations. Under the terms of these agreements Arch is required to pay minimum amounts for a designated number of transmitter locations, however, Arch determined the designated number of transmitter locations was in excess of the Company’s current and anticipated needs. At March 31, 2004, the balance of the restructuring reserve was as follows (in thousands):

				Remaining
	Balance at	Restructuring		Reserve at
	December 31, 2003	Charge in 2004	Cash Paid	March 31, 2004
Lease obligation costs	$11,481	$3,018	$3,032	$11,467

The remaining obligations associated with these agreements are expected to be paid over the next five quarters.

(f) Income Taxes — Arch accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

     SFAS No. 109 requires Arch to evaluate the recoverability of its deferred tax assets on an ongoing basis. The assessment is required to consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that some portion or all of Arch’s net deferred assets will be realized in future periods.

     During the quarter ended December 31, 2003, management determined the available positive evidence carried more weight than the historical negative evidence and concluded it was more likely than not that the net deferred tax assets would be realized in future periods. The positive evidence management considered included operating income and cash flows for 2002 and 2003, Arch’s repayment of debt ahead of scheduled maturities and anticipated operating income and cash flows for future periods in sufficient amounts to realize the net deferred tax assets. Results for the three months ended March 31, 2004 and anticipated future results remain consistent with the assessment made in 2003, therefore management continues to believe no valuation allowance is required.

The effective income tax rate is expected to continue to differ from the statutory federal tax rate primarily due to the effect of state income taxes.

     (g) Earnings per Share — Basic earnings per share is computed on the basis of the weighted average common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average common shares outstanding plus the effect of outstanding stock options using the “treasury stock” method. The components of basic and diluted earnings per share were as follows (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2004	2003
Net income	$4,857	$6,071

Weighted average common shares outstanding	20,000,000	20,000,000
Dilutive effect of:
Options to purchase common stock	78,213	—

Common stock and common stock equivalents	20,078,213	20,000,000

Earnings per share:
Basic	$0.24	$0.30
Diluted	$0.24	$0.30

     For the three months ended March 31, 2004 and 2003, no shares were excluded from the calculations above due to the shares being anti-dilutive.

     (h) Recent and Pending Accounting Pronouncements — In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51 and issued a revision to that guidance, FIN No. 46-R, in December 2003. FIN No. 46 and FIN No 46-R provide guidance on the identification of entities for which control is achieved through means other than through voting rights called “variable interest entities” or “VIEs” and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, these interpretations require both the primary beneficiary and all other enterprises with a significant variable interest in a VIE to make additional disclosures. The provisions of FIN No. 46 were applicable to Arch for any interests entered into after January 31, 2003 and the provisions of FIN No. 46-R were effective on January 1, 2004. Arch does not have any interests that would change its current reporting entity or require additional disclosures outlined in FIN No. 46 or FIN No. 46-R.